CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-131851 on Form S-3 of Sprint Nextel Corporation of our report dated March 14, 2005, relating to the consolidated financial statements of Nextel Communications, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” in 2003 and the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002) for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
McLean, Virginia
March 2, 2006